Exhibit (d)(1)

SUPPORT AGREEMENT

THIS AGREEMENT made the 14th day of February, 2007.

B E T W E E N:

AGNICO-EAGLE MINES LIMITED,

a corporation existing under the laws of the
Province of Ontario,

(hereinafter called “Agnico-Eagle”),

- and -

AGNICO-EAGLE ACQUISITION
CORPORATION,

a corporation existing under the laws of the
Province of British Columbia,

(hereinafter called the “Bidco”),

- and -

CUMBERLAND RESOURCES LTD.,

a corporation existing under the laws of the
Province of British Columbia,

(hereinafter called the “Company”).

WHEREAS Agnico-Eagle, jointly with the Bidco (together with Agnico-Eagle, the “Offeror”), a wholly-owned subsidiary of Agnico-Eagle, desires to acquire all of the common shares (the “Company Shares”) of the Company, including all Company Shares issuable on the exercise of (i) outstanding stock options (the “Options”) granted pursuant to the Company’s stock option plan (the “Stock Option Plan”) or otherwise prior to the date hereof and (ii) outstanding share purchase warrants (the “Warrants”), and is prepared to make the Offer (as defined below) to acquire such Company Shares;

AND WHEREAS contemporaneously herewith, the Offeror has entered into an agreement (the “Lock-up Agreement”) with each of the directors and officers of the Company (the “Locked-up Shareholders”) pursuant to which, among other things, the Offeror has agreed to make, directly or indirectly, an offer to purchase all the issued and outstanding Company Shares on the terms and subject to the conditions set forth in the Lock-up Agreement and such Locked-up Shareholders have agreed to tender all of the Company Shares held by them to the Offer and to support the Offer, subject to the terms and conditions contained in the Lock-Up Agreement;

AND WHEREAS the board of directors of the Company (the “Board of Directors”) has determined, after receiving financial and legal advice and following the receipt and review of recommendations from its special committee of directors established to consider the Offer (the “Special Committee”), its legal counsel and financial advisors, that it would be advisable and in the best interests of the Company and the holders of Company Shares (other than Agnico-Eagle and its affiliates) (the “Shareholders”) and the holders of Options and Warrants (together with the Shareholders, the “Securityholders”) for the Board of Directors to cooperate with the Offeror and take all reasonable action to support the Offer and to recommend acceptance of the Offer to the Securityholders in writing, all on the terms and subject to the conditions contained herein;

AND WHEREAS the Board of Directors has determined that it would be advisable and in the best interests of the Company for it to enter into this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1                                                                               Definitions

Where used in this Agreement, unless there is something in the context or the subject matter inconsistent therewith, the following terms shall have the following meanings, respectively:

“Acquisition Proposal” has the meaning set out in Section 6.2(a)(i);

“Agnico-Eagle Material Adverse Change” means an event, change or occurrence which, individually or together with any other event, change or occurrence has or may be reasonably likely to cause a material adverse effect on the financial position, business, properties, assets or results of operations or prospects of Agnico-Eagle and its subsidiaries, taken as a whole, other than any event, change or occurrence (i) relating to the Canadian economy, political conditions or securities markets in general, (ii) affecting the gold mining industry in general and not affecting Agnico-Eagle or its subsidiaries in any specific manner, (iii) attributable to the announcement of this Agreement and the transactions contemplated herein, or (iv) relating to any generally applicable change in applicable laws or regulations or in United States generally accepted accounting principles;

“Agnico-Eagle Shares” means common shares of Agnico-Eagle (as set out in Section 2.1(b));

“AMF” means the Autorité des marchés financiers (Québec);

“affiliate” has the meaning ascribed thereto in the Securities Act;

“Alternative Transaction” has the meaning set out in Section 6.8(b);

“AMEX” means the American Stock Exchange;

“associate” has the meaning ascribed thereto in the Securities Act;

“BCBCA” means the Business Corporations Act (British Columbia);

“Benefit Plan” has the meaning set out in Section 4.24(a);

“Bid Circular” has the meaning set out in Section 2.1(c);

“Board of Directors” has the meaning set out in the third recital hereof;

“business day” means any day other than a Saturday or Sunday on which banks are open for business in Toronto, Ontario and Vancouver, British Columbia;

“Claim” means any act, omission or state of facts and any demand, action, suit, proceeding, claim, assessment, judgment, settlement or compromise relating thereto which gives rise pursuant to Section 6.7 to a right to indemnification upon the indemnified party giving notice of such claim in respect thereof to the indemnifying party;

“Commissioner” means the Commissioner of Competition appointed pursuant to Section 7 of the Competition Act;

“Company Disclosure Statement” means the disclosure statement of the Company delivered to the Offeror contemporaneously with the execution and delivery of this Agreement;

“Company Governing Documents” has the meaning set out in Section 4.1;

“Company Information” means the information about the Company to be included in the Bid Circular for which the Board of Directors is responsible pursuant to applicable laws;

“Company Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence has or would be reasonably likely to cause a material adverse effect on the financial position, business, properties, assets or results of operations or prospects of the Company and its subsidiaries, taken as a whole, other than any event, change or occurrence (i) relating to the Canadian economy, political conditions or securities markets in general, (ii) affecting the gold mining industry in general and not affecting the Company or its subsidiaries in any specific manner, (iii) attributable to the announcement of this Agreement and the transactions contemplated herein, or (iv) relating to any generally applicable change in applicable laws or regulations or in Canadian generally accepted accounting principles;

“Company Shares” has the meaning set out in the first recital hereof;

“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34, as amended from time to time;

“Competition Act Approval” means either: (i) the issuance of an advance ruling certificate (“ARC”) pursuant to Section 102 of the Competition Act by the Commissioner to the effect that the Commissioner is satisfied that she would not have sufficient grounds upon which to apply to the Competition Tribunal for an Order under Section 92 of the Competition Act with respect to the Offer; or (ii) that:

(A)                              the applicable waiting period under Section 123 of the Competition Act shall have expired or been terminated, or the Commissioner shall have waived the obligation to notify and supply information under Section 113(c) of the Competition Act because substantially similar information was previously supplied in relation to a request for an ARC, and

(B)                                Agnico-Eagle shall have been advised in writing by the Commissioner, on terms and conditions satisfactory to Agnico-Eagle , that the Commissioner has determined not to make an application for an Order under Section 92 or Section 100 of the Competition Act in respect of the transactions contemplated by this Agreement;

“Compulsory Acquisition” means a compulsory acquisition pursuant to the compulsory acquisition provisions contained in section 300 of the BCBCA;

“Confidentiality and Standstill Agreement” means the confidentiality and standstill agreement dated April 10, 2006 between Agnico-Eagle and the Company;

“Consenting Party” has the meaning set out in Section 5.4;

“Directors’ Circular” has the meaning set  out in Section 2.1(h)(v);

“Effective Time” has the meaning set out in Section 5.1;

“Employees” has the meaning set out in Section 4.17(e);

“Environmental Laws” has the meaning set out in Section 4.19;

“Equivalent Insurance” has the meaning set out in Section 6.6;

“Exchange Act” has the meaning set out in Section 4.28;

“Expiry Time” means 11:59 p.m. (Toronto time) on the final acceptance date of the Offer stipulated in the Bid Circular or, if the Offeror extends the final acceptance date for the Offer, the time and date designated by the Offeror as the final acceptance date for the extended Offer;

“Fairness Opinions” means the opinions of the Financial Advisors, dated the date hereof, to be included in the Directors’ Circular, to the effect that the consideration under the Offer is fair from a financial point of view to the Shareholders (other than Agnico-Eagle and its affiliates);

“Financial Advisors” means Genuity Capital Markets, the financial advisor to the Company, and Dundee Securities Corporation, the financial advisor to the Special Committee;

“foreign private issuer” has the meaning set out in Section 4.28;

“fully-diluted basis” means, with respect to the number of outstanding Company Shares at any time, such number of outstanding Company Shares calculated assuming that (i) all outstanding Options, Warrants or other rights to acquire Company Shares are exercised and Company Shares are issued pursuant thereto, whether or not such Options, Warrants or other rights are then exercisable by the holder and (ii) all outstanding securities of the Company that are convertible into Company Shares are converted, whether or not such convertible securities are then exercisable by the holder;

“Guarantees” has the meaning set out in Section 4.25;

“Internal Reorganization” has the meaning set out in Section 5.1(c)(vi);

“Joint Venture” has the meaning set out in Section 4.3;

“Latest Mailing Time” has the meaning set out in Section 2.1(c);

“Lock-up Agreement” has the meaning set out in the second recital hereof;

“Locked-up Shareholders” has the meaning set out in the second recital hereof;

“Loss” means any and all loss, liability, damage, cost or expense actually suffered or incurred by a party resulting from any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto, but:

(a)                                  excluding loss of profits and consequential damages and excluding any contingent liability until it becomes actual;

(b)                                 reduced by any tax benefit to the indemnified party; and

reduced by any recovery or settlement under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person;

“Minimum Tender Condition” has the meaning set out in Item (a) of Schedule 2.1(e);

“NYSE” means the New York Stock Exchange;

“OBCA” means the Business Corporations Act (Ontario);

“Offer” has the meaning set out in Section 2.1(a);

“Options” has the meaning set out in the first recital hereof;

“OSC” means the Ontario Securities Commission;

“Policy Statement Q-27” means Policy Statement Q-27 of the AMF;

“Proposed Agreement” has the meaning set out in Section 6.2(e);

“Public Documents” has the meaning set out in Section 4.10(b);

“Requesting Party” has the meaning set out in Section 5.4;

“Rule 61-501” means Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions of the OSC;

“Securityholders” has the meaning set out in the third recital hereof;

“Securities Act” means the Securities Act (Ontario) and the rules and regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Shareholders” has the meaning set out in the third recital hereof;

“Shareholder Rights Plan” has the meaning set out in Section 4.8;

“Special Committee” has the meaning set out in the third recital hereof;

“Stock Option Plan” has the meaning set out in the first recital hereof;

“Subsequent Acquisition Transaction” has the meaning set out in Section 2.6;

“Subsidiaries” has the meaning set out in Section 4.2;

“Superior Acquisition Proposal” has the meaning set out in Section 2.2(c)(B);

“Take-up Date” has the meaning set out in Section 5.2;

“Tax” and “Taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security, workers’ compensation, unemployment insurance or compensation, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imposts, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

“Tax Returns” means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

“Termination Fee” has the meaning set out in Section 7.4(a);

“Termination Fee Event” has the meaning set out in Section 7.4(a);

“TSX” means The Toronto Stock Exchange; and

“Warrants” has the meaning set out in the first recital hereof.

1.2                                                                               Construction

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)                                  references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;

(b)                                 references to a “Section” or a “Schedule” are references to a Section or Schedule of this Agreement;

(c)                                  words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

(d)                                 the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof; and

(e)                                  the words “includes” and “including”, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement.

ARTICLE 2

THE OFFER

2.1                                                                               The Offer

(a)           The Offeror shall promptly publicly announce its intention to make an offer and, subject to the terms and conditions set forth below, the Offeror shall make an offer to purchase all of the outstanding Company Shares, including Company Shares issuable upon the exercise of the Options, Warrants and other convertible securities (the “Offer”).  The term “Offer” shall include any further amendments to, or extensions of, such Offer, made in accordance with the terms of this Agreement including increasing the consideration, removing or waiving any condition or extending the date by which Company Shares may be deposited.

(b)           The Offer shall be made on the basis of 0.185 of a common share (“Agnico-Eagle Share”) of Agnico-Eagle per Company Share.

(c)           The Offeror shall mail the Offer and accompanying take-over bid circular (such circular, together with the Offer, being referred to herein as the “Bid Circular”) in accordance with applicable laws to each registered Shareholder, holder of Options or holder of Warrants as soon as reasonably practicable and not later than the earlier of (i) the latest mailing time prescribed under applicable securities laws, and (ii) 11:59 p.m. (Toronto time) on March 10, 2007 (such time on such date being referred to herein as the “Latest Mailing Time”); provided, however, that if the mailing of the Offer is delayed by reason of (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to mail the Offer or (iii) the failure of the Company to provide the Offeror with a shareholders list, list of holders of Options or list of holders of Warrants then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought or the Offeror is making efforts to obtain such securityholders list, as applicable, the Latest Mailing Time shall be extended for a period ending on the earlier of April 1, 2007 and the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval or shareholders list is obtained, as applicable.

(d)           Prior to the mailing of the Bid Circular, the Offeror shall provide the Company with an opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably.

(e)           The Offeror agrees that, provided all of the conditions to the Offer set out in Schedule 2.1(e) hereto shall have been satisfied or waived, the Offeror shall take up and pay for all of the Company Shares tendered under the Offer as soon as reasonably possible and in any event not later than three business days following the time at which it becomes entitled to take up such Company Shares under the Offer pursuant to applicable law.

(f)            The Offer will be made in accordance with applicable securities laws and shall be open for acceptance for a period of 35 calendar days or such longer minimum period as may be prescribed under applicable securities laws, subject to the right of the Offeror to extend the period during which Company Shares may be deposited under the Offer (the “Expiry Time”) (i) to a maximum of 60 days in order to contest or appeal any injunction or order made by a court or regulatory authority of competent jurisdiction against the take-up and/or payment for the Company Shares tendered to the Offer, (ii) to a maximum of 60 days in order to seek any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for the Company Shares tendered under the Offer, or (iii) after having taken up all of the Company Shares tendered to the Offer, in order to permit other Shareholders to tender their Company Shares to the Offer.  The Offer shall be subject to the conditions set forth in Schedule 2.1(e).  The Offeror shall use all reasonable efforts to consummate the Offer, subject to the terms and conditions hereof and thereof.

(g)           It is understood and agreed that the Offeror may, in its sole discretion, modify, waive or reduce the Minimum Tender Condition or any other term or condition of the Offer; provided that the Offeror will not, without the prior consent of the Company, (i) increase the Minimum Tender Condition, (ii) decrease the consideration per Company Share, (iii) change the form of consideration payable under the Offer (other than to add additional consideration or the option of Shareholders to choose one or more alternative forms of consideration in addition to the form of consideration contemplated herein), (iv) decrease the number of Company Shares in respect of which the Offer is made, or (v) modify the conditions to the Offer or impose additional conditions to the Offer, in any case in a manner which is materially adverse to the Shareholders.

(h)           The obligation of the Offeror to make the Offer and to mail to Securityholders the Bid Circular is conditional on the prior satisfaction of the following conditions, all of which conditions (other than the exception set out in subparagraph (iii) below) are included for the sole benefit of the Offeror and any or all of which may be waived by the Offeror (and shall be deemed to be satisfied or waived upon mailing of the Bid Circular) in whole or in part in its sole discretion (other than the condition set out in subparagraph (vi) below, which may be waived only with the consent of the Company without prejudice to any other right it may have under this Agreement):

(i)                                   the obligations of the Offeror hereunder shall not have been terminated pursuant to Section 7.1;

(ii)                                each of the Company’s directors and the Company’s senior officers shall have entered into a Lock-up Agreement in the form attached as Schedule 2.1(h) with the Offeror pursuant to which, among other things, each Locked-up Shareholder shall have agreed to deposit under the Offer all Company Shares which such Locked-up Shareholder beneficially owns, directly or indirectly, or over which control or direction is exercised;

(iii)                             no circumstance, fact, change, event or occurrence caused by a person other than the Offeror or any of its affiliates or any person acting jointly or in concert with the Offeror shall have occurred or come into existence that, in the opinion of the Offeror, acting reasonably, would render it impossible for one or more of the conditions set out on Schedule 2.1(e) hereto to be satisfied;

(iv)         the Board of Directors shall have unanimously recommended that Shareholders accept the Offer and shall not have withdrawn such recommendation or changed such recommendation in a manner that has substantially the same effect as the withdrawal thereof;

(v)          the Board of Directors shall have prepared and by unanimous vote approved in final form, for distribution by the Company on the date the Offer is made, a directors’ circular recommending acceptance of the Offer (the “Directors’ Circular”) which circular shall contain (i) a recommendation that Shareholders accept the Offer, and (ii) a copy of the Fairness Opinions, in customary North American form and in form and substance satisfactory to Agnico-Eagle, acting reasonably, opining that the consideration to be received under the Offer is fair from a financial point of view to the Shareholders (other than Agnico-Eagle and its affiliates);

(vi)         no cease trade order, injunction or other prohibition at law or under applicable regulation shall exist against the Offeror making the Offer or taking up or paying for Company Shares deposited under the Offer illegal;

(vii)        the Offeror shall have received all waivers, consents, approvals, rulings or orders necessary for the making of the Offer or to mail to the Shareholders the Bid Circular from all applicable securities commissions or other regulatory authorities; and

(viii)       no Company Material Adverse Change shall have occurred since December 31, 2005.

(i)            The Company agrees to provide to the Offeror a certificate of the President and Chief Executive Officer or other officer of the Company acceptable to the Offeror, in such officer’s capacity as an officer of the Company and not in such officer’s personal capacity, dated the date of the mailing of the Offer to the effect that the Company, as of such date, has complied in all material respects with its covenants and obligations under this Agreement and that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of such date with the same force and effect as if given on and as of the date of such certificate.

2.2                          Fairness Opinions and Company Support of the Offer

(a)           The Company represents and warrants to and in favour of the Offeror and acknowledges that the Offeror is relying upon such representations and warranties in entering into this Agreement, that:

(i)           the Financial Advisors have been retained and each has delivered an oral opinion to the Board of Directors and the Special Committee, as applicable, to the effect that the Offer is fair from a financial point of view to the Shareholders (other than Agnico-Eagle and its affiliates);

(ii)          the Board of Directors, upon the recommendation of the Special Committee and consultation with its legal counsel and its Financial Advisor, has determined that the consideration to be received under the Offer is fair from a financial point of view to the Shareholders (other than Agnico-Eagle and its affiliates), the holders of Options and the holders of Warrants and that it is in the best interests of the Company and the Shareholders for the Offer to be made and the Board of Directors to support it and, accordingly, has unanimously approved the Offer and this Agreement, the making of a recommendation that the Shareholders accept the Offer, and will unanimously recommend that the Shareholders accept the Offer; and

(iii)          the Board of Directors has by resolution deferred indefinitely the separation time under the Shareholder Rights Plan and has resolved, effective immediately before the Offeror first takes up Company Shares deposited under the Offer to waive, suspend or otherwise render the Shareholder Rights Plan ineffective with respect to the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction and any acquisition of Company Shares thereunder and any other actions taken by the Offeror in furtherance thereof.

(b)           The Company shall prepare and make available for distribution contemporaneously with, but separately from, the Bid Circular, in both the English and French languages as circumstances may require, sufficient copies of the Directors’ Circular, prepared in accordance with applicable laws, which shall reflect the foregoing determinations and recommendations and shall include the Fairness Opinion to the Board of Directors, and the Company shall take (subject to the exercise by the Board of Directors of its fiduciary duties pursuant to, and as permitted under, Section 2.2(c)) all reasonable action to support and ensure the success of the Offer.

(c)           Notwithstanding the foregoing, if after the date hereof (i) another bona fide written Acquisition Proposal is made, for which adequate financial arrangements have been made, (ii) any representation or warranty of the Offeror herein shall be untrue or incorrect in any material respect or any material covenant of the Offeror contained herein shall not have been complied with, (iii) there shall have occurred after the date hereof any Agnico-Eagle Material Adverse Change, (iv) the Board of Directors shall become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made in the Bid Circular relating to the Offeror, or (v) the Board of Directors is otherwise required in the exercise of its fiduciary duties to do so, then the Board of Directors shall be entitled to not make such a positive recommendation, to make a negative recommendation or to withdraw, modify or change any recommendation regarding the Offer which it has previously made, provided that:

(A)         the Board of Directors has determined acting in good faith and in the proper discharge of its fiduciary duties upon consultation with its legal counsel and the Financial Advisor and after receiving advice of outside counsel that is reflected in the minutes of the Board of Directors to the effect that the Board of Directors is required to do so in order to discharge properly its fiduciary duties, that such Acquisition Proposal would, if consummated in accordance with its terms, result in a Superior Acquisition Proposal; and

(B)          the Board of Directors has complied with its obligations under Section 6.2 hereof, and the Offeror has declined to amend this Agreement and the Offer in the manner contemplated in Section 6.2(d) hereof.

If the Board of Directors so withdraws, modifies or changes its recommendation regarding the Offer, the Company and the Board of Directors shall be entitled to cause any such withdrawal, modification or change to be reflected in a public announcement and in an amendment to the Directors’ Circular.

(d)           The Company shall provide to the Offeror all information regarding the Company that is required for the preparation of the Company Information to be included in the Bid Circular.  The Company represents, warrants and covenants that the Company Information will be accurate and complete in all material respects as at the date of the Bid Circular and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)           Prior to the final approval of the Directors’ Circular by the Board of Directors, the Company shall provide the Offeror with an opportunity to review and comment on the Directors’ Circular, recognizing that whether or not such comments are appropriate will be determined by the Company and the Board of Directors, acting reasonably.

(f)            The Company shall provide the Offeror, as soon as practicable after the execution and delivery of this Agreement, with a list of Shareholders and a list of participants in book based nominee registrants such as CDS & Co. and CEDE & Co. together with their addresses and respective holdings of Company Shares.  The Company shall concurrently provide the Offeror with the names, addresses and holdings of all persons having rights to acquire Company Shares and the details of such rights.  The Company shall from time to time furnish the Offeror with such additional information, including updated or additional lists of Shareholders, mailing labels and lists of securities positions and other assistance as the Offeror may reasonably request in order to be able to communicate the Offer to Shareholders and to such other persons as are entitled to receive the Offer under applicable law.

2.3                          Standstill

The Company consents, pursuant to the Confidentiality and Standstill Agreement, to the making of the Offer, the entering into of the Lock-up Agreement with the Locked-up Shareholders and the consummation of the transactions contemplated herein.

2.4                          Outstanding Stock Options

Subject to obtaining all necessary regulatory approvals, Agnico-Eagle and the Board of Directors shall take the necessary actions to provide that each Option holder shall receive upon the exercise of such options after a Subsequent Acquisition Transaction or a Compulsory Acquisition, in accordance with the terms of such Options, and shall accept in lieu of the number of Company Shares otherwise issuable upon such exercise, the number of Agnico-Eagle Shares that such holder would have been entitled to receive as a result of the Offer, if such holder was the registered holder of the number of Company Shares to which such holder was entitled upon such exercise immediately prior to the effective time of a Subsequent Acquisition Transaction and otherwise on the same terms and conditions as the Options.  To the extent permitted by the terms of the Stock Option Plan, Agnico-Eagle and the Board of Directors shall take the necessary actions under the Stock Option Plan resulting in any Option held by an optionholder who ceases to be an Eligible Person (as defined in the Stock Option Plan) continuing in effect for the duration of the term of such Option.

2.5                          Directors

Promptly upon the purchase by the Offeror of such number of Company Shares representing at least 50.1% of the outstanding Company Shares and from time to time thereafter, the Offeror shall be entitled to designate such number of members of the Board of Directors, and any committees thereof, which would constitute a majority of the Board of Directors and any committee thereof as is proportionate to the percentage of the outstanding Company Shares owned by the Offeror and the Company shall not frustrate the Offeror’s attempts to do so and covenants to cooperate with the Offeror, subject to applicable law, to enable the Offeror’s designees to be elected or appointed to the Board of Directors and to constitute a majority of the Board of Directors, including, at the request of the Offeror, by its reasonable efforts to increase the size of the Board of Directors and/or secure the resignations of such number of directors as is necessary to enable the Offeror’s designees to be elected or appointed to the Board of Directors.

2.6                          Subsequent Acquisition Transaction

If, within four months after the date of the Offer, the Offer has been accepted by Shareholders holding not less than 90% of the outstanding Company Shares as at the Expiry Time, excluding Company Shares held at the date of the Offer by or on behalf of the Offeror, or an affiliate or an associate of the Offeror, the Offeror may, to the extent possible, acquire the remainder of the Company Shares from those Shareholders who have not accepted the Offer, pursuant to a Compulsory Acquisition.  If that statutory right of acquisition is not available, the Offeror will pursue other means of acquiring the remaining Company Shares not tendered to the Offer.  The Company agrees that, in the event the Offeror takes up and pays for Company Shares tendered under the Offer representing at least 66-2/3% of the outstanding Company Shares

(calculated on a fully-diluted basis as at the Expiry Time), it will assist the Offeror in connection with any proposed amalgamation, statutory arrangement, capital reorganization or other transaction involving the Company and the Offeror or an affiliate of the Offeror (a “Subsequent Acquisition Transaction”) to acquire the remaining Company Shares, provided that the consideration offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration offered under the Offer.

2.7                          Performance of the Bidco

Agnico-Eagle unconditionally guarantees the due and punctual performance of each and every obligation of the Bidco arising under this Agreement, including the making of the Offer, subject to the terms and conditions of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND THE OFFEROR

Agnico-Eagle and the Bidco jointly and severally represent and warrant to the Company as follows, and acknowledge that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement:

3.1                          Organization

Agnico-Eagle and the Bidco are validly existing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to conduct their businesses as they are now being conducted.  The Bidco is a wholly-owned subsidiary of Agnico-Eagle.

3.2                          Compliance with Laws and Licences

Except as disclosed in the Agnico-Eagle Public Documents, Agnico-Eagle and each of its subsidiaries has complied with and is in compliance with all laws and regulations applicable to the operation of their respective businesses and, except where failure so to comply would not, individually or in the aggregate, have an Agnico-Eagle Material Adverse Effect, each of them has all licences, permits, orders or approvals of, and has made all required registrations with, any governmental or regulatory body that is required in connection with the ownership of their respective assets or the conduct of their respective operations and Agnico-Eagle and each of its subsidiaries has fully complied with and is in compliance with all such licences, permits, orders, approvals and registrations, except where failure to so comply would not, individually or in the aggregate, have an Agnico-Eagle Material Adverse Effect.  None of Agnico-Eagle or any of its subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such licences, permits, orders, approvals or registrations, or of any intention of any government or regulatory authority to revoke or refuse to renew any of such licences, permits, orders, approvals or registrations, except where such revocation or non-renewal would not, individually or in the aggregate, have an Agnico-Eagle Material Adverse Effect.  To the best of the knowledge of Agnico-Eagle, all such licences, permits, orders, approvals and registrations shall continue to be effective and any required renewals thereof shall be available in order for Agnico-Eagle and its subsidiaries to continue to conduct their respective businesses as they are currently being conducted and in accordance with the existing plans of Agnico-Eagle.  None of Agnico-Eagle or any of its subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of (a) its articles or by-laws or equivalent organizational documents, or (b) any agreement or understanding to which it or by which any of its properties is bound or affected, except for any conflict, default or breach, which would not, individually or in the aggregate, have an Agnico-Eagle Material Adverse Effect.

3.3                          Capitalization

The authorized equity capital of Agnico-Eagle consists of an unlimited number of Agnico-Eagle Shares.  As at February 12, 2007, 121,144,282 Agnico-Eagle Shares (and no other shares) are issued and outstanding and all such shares are fully-paid and non-assessable shares.  In addition, as of the date hereof, there are outstanding 2,267,815 options granted under Agnico-Eagle’s stock option plan and 6,892,200 warrants providing for the issuance of 9,160,015 Agnico-Eagle Shares upon the exercise thereof.  Except as described in the immediately preceding sentence or as disclosed in the Agnico-Eagle Public Documents, there are no options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of Agnico-Eagle or any of its subsidiaries to issue or sell any shares of any capital stock of Agnico-Eagle or any of its subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares or other securities of Agnico-Eagle or any of its subsidiaries or any other person, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Agnico-Eagle or any of its subsidiaries.  The holders of outstanding Agnico-Eagle Shares are not entitled to pre-emptive or other similar rights.

3.4                          Authority Relative to this Agreement

Agnico-Eagle and the Bidco have the requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder.  The execution and delivery of this Agreement by Agnico-Eagle and the Bidco and the performance by Agnico-Eagle and the Bidco of their obligations hereunder have been duly authorized by their respective boards of directors and no other corporate proceedings on their part are necessary to authorize this Agreement and the performance of their obligations hereunder.  This Agreement has been duly executed and delivered by Agnico-Eagle and the Bidco and constitutes a legal, valid and binding obligation of Agnico-Eagle and the Bidco, enforceable by the Company against them in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.  The execution and delivery by Agnico-Eagle and the Bidco of this Agreement and the performance by them of their obligations hereunder do not:

(a)           violate, conflict with or result in a breach of any provision of:

(i)            the constating documents of Agnico-Eagle or the Bidco;

(ii)           any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit to which Agnico-Eagle or the Bidco is a party or by which either of them is bound; or

(iii)          any applicable law, regulation, order, judgment or decree to which Agnico-Eagle or the Bidco is subject or by which either of them is bound;

(b)           give rise to any right of termination, or acceleration of indebtedness, under any such agreement, contract, licence, franchise or permit, except for any right of termination or acceleration of indebtedness which would not, individually or in the aggregate, have a Agnico-Eagle Material Adverse Change; or

(c)           result in the imposition of any encumbrance, charge or lien upon any assets of Agnico-Eagle or the Bidco, other than any such violations, conflicts, breaches, rights or encumbrances, charges or liens which will not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.  No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Agnico-Eagle or the Bidco for the consummation of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

3.5                          Ownership of Company Shares

As at the date hereof, Agnico-Eagle owns, directly or indirectly, 2,037,000 Company Shares.

3.6                          Filings

Documents or information filed by Agnico-Eagle under applicable laws since and including December 31, 2005, including Agnico-Eagle’s (a) annual information form dated March 27, 2006 consisting of Agnico-Eagle’s annual report on Form 20-F (as amended by Amendment No. 1 filed May 26, 2006) in respect of the financial year ended December 31, 2005, (b) audited consolidated financial statements as at and for the year ended December 31, 2005, (c) unaudited consolidated financial statements as at and for the nine months ended September 30, 2006, (d) management information circular dated March 3, 2006 in respect of Agnico-Eagle’s annual and special meeting of shareholders held May 12, 2006, and (e) any material change reports that have been filed by the Agnico-Eagle between December 31, 2005 and the date hereof are, and any such documents or information filed by Agnico-Eagle after the date hereof and before the Offer is completed will be, as of their respective dates, in compliance in all material respects with applicable laws and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of their respective dates.

3.7                          Financial Statements

The audited consolidated balance sheets and related consolidated statements of earnings and shareholders’ equity and cash flows of Agnico-Eagle as at and for the financial year ended December 31, 2005 and the unaudited consolidated balance sheet and consolidated statements of earnings and shareholders’ equity and cash flows of Agnico-Eagle as at and for the periods ended March 31, 2006, June 30, 2006, and September 30, 2006 contained in the Agnico-Eagle Public Documents were prepared in accordance with generally accepted accounting principles in the United States consistently applied and fairly present the consolidated financial condition of Agnico-Eagle (on a consolidated basis) at the respective dates indicated and the results of operation of Agnico-Eagle (on a consolidated basis) for the periods covered thereby.

3.8                          Undisclosed Liabilities

None of Agnico-Eagle or any of its subsidiaries has any liabilities or obligations of any nature required to be set forth in a consolidated balance sheet or in the notes to the consolidated financial statements of Agnico-Eagle and the Subsidiaries under U.S. generally accepted accounting principles whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except liabilities or obligations which, individually or in the aggregate, would not have an Agnico-Eagle Material Adverse Effect.

3.9                          Litigation, Etc.

Other than as disclosed in the Agnico-Eagle Public Documents, there is no claim, action, proceeding or investigation pending or, to the knowledge of Agnico-Eagle, threatened against or relating to Agnico-Eagle or any of its subsidiaries or affecting any of their properties or assets before or by any court or governmental or regulatory authority or body which, if adversely determined, is likely to have an Agnico-Eagle Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement, nor is Agnico-Eagle aware of any basis for any such claim, action, proceeding or investigation.  None of Agnico-Eagle or any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have an Agnico-Eagle Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement.

3.10                        Environmental

All operations of Agnico-Eagle and each of its subsidiaries have been, and are now, in compliance with all applicable laws or regulations relating to the protection of the environment, employee occupational health or safety or the storage, handling or transportation of hazardous or toxic materials (collectively, “Environmental Laws”), except where the failure to be in compliance would not, individually or in the aggregate, have an Agnico-Eagle Material Adverse Effect.  None of Agnico-Eagle or any of its subsidiaries is aware of, or is subject to:

(a)           any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any material work, repairs, construction or expenditures; or

(b)           any written demand or notice, with respect to the breach of any Environmental Laws applicable to Agnico-Eagle or any of its subsidiaries, including any regulations respecting the use, storage, treatment, transportation, or disposition of any pollutants, contaminant, waste of any nature, hazardous material, toxic substance, dangerous substance or dangerous good as defined in any applicable Environmental Laws, which would, individually or in the aggregate, have an Agnico-Eagle Material Adverse Effect.

3.11                        Taxes

(a)           Agnico-Eagle and each of it subsidiaries have timely filed, or caused to be filed, all Tax Returns required to be filed by them (all of which returns were, to the best of the knowledge of Agnico-Eagle, correct and complete in all material respects) and have, to the best of the knowledge of Agnico-Eagle, paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable (including all instalments on account of Taxes for the current year, that are due and payable by Agnico-Eagle or its subsidiaries whether or not assessed (or reassessed) by the appropriate governmental entity), in each case except for any such Tax Returns or Taxes the non-filing or non-payment of which have not, individually or in the aggregate, had an Agnico-Eagle Material Adverse Effect, and Agnico-Eagle has provided adequate accruals in accordance with U.S. generally accepted accounting principles in its most recently published consolidated financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business.

(b)           There are no proceedings, investigations, audits or Claims now pending or, to the knowledge of Agnico-Eagle, threatened against Agnico-Eagle or any of its subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any governmental entity relating to Taxes.

(c)           To the best of the knowledge of Agnico-Eagle, there are no material proposed (but unassessed) additional Taxes and none has been asserted in writing by the Canada Revenue Agency or any other taxing authority, including any sales tax authority, in connection with any of the Tax Returns referred to above, and no waivers of statutes of limitations have been given or requested with respect to Agnico-Eagle or any of its subsidiaries, in each case except for any such written notices or waivers which, individually or in the aggregate, have not had an Agnico-Eagle Material Adverse Effect. No Tax liens have been filed, other than for Taxes not yet due and payable, which, individually or in the aggregate, would have an Agnico-Eagle Material Adverse Effect.

3.12                        Mineral Reserves and Resources

The most recent estimated indicated, measured and inferred mineral resources disclosed in the Agnico-Eagle Public Documents have been prepared and disclosed in all material respects in accordance with accepted engineering practices and all applicable laws.

There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of Agnico-Eagle and its subsidiaries, taken as a whole, from the amounts disclosed in the Agnico-Eagle Public Documents.

3.13                        Issuance of Agnico-Eagle Shares under the Offer

The Agnico-Eagle Shares to be issued by Agnico-Eagle and delivered by the Offeror to tendering Shareholders pursuant to the Offer, when issued and delivered as part of the consideration paid for any securities acquired by the Offeror pursuant to the Offer, will be duly and validly issued and fully paid and non-assessable shares in the capital of Agnico-Eagle.

3.14                        Lock-up Agreement

The Offeror has entered into the Lock-up Agreement with the Locked-up Shareholders and, except as disclosed to the Company, have not entered into any other agreements with such holders or other Shareholders in respect of the Offer.

3.15                        Title

Agnico-Eagle and each of its subsidiaries has good and valid title to all of its properties free and clear of all encumbrances except as disclosed in the Agnico-Eagle Public Documents or except where such encumbrances or defects in title would not have an Agnico-Eagle Material Adverse Effect.

3.16                        Absence of Certain Changes or Events

Except as disclosed in the public documents of Agnico-Eagle, since December 31, 2005:

(a)           Agnico-Eagle and its subsidiaries have conducted their respective businesses only in the usual, ordinary and regular cause and consistent with past practice;

(b)           no liability or obligation of any nature (whether absolute, accrual, contingent or otherwise) which has had or is reasonably likely to have a Agnico-Eagle Material Adverse Change, has been incurred; and

(c)           there has not been any event which has had or is likely to have a Agnico-Eagle Material Adverse Change.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Offeror as follows, and acknowledges that the Offeror is relying upon these representations and warranties in connection with the entering into of this Agreement:

4.1                          Organization and Qualification

The Company is validly existing as a corporation under the laws of British Columbia and has requisite corporate power and authority to own its assets and conduct its business as now owned and conducted.  The Company is duly qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Company Material Adverse Effect.  Copies of the Articles of the Company dated June 10, 2004 and the by-laws of the Company (collectively, the “Company Governing Documents”) heretofore delivered to the Offeror are accurate and complete as of the date hereof and have not been amended or superseded, and the Company has not taken any action to amend or supersede such documents.

4.2                          Subsidiaries

Except for the Meadowbank Mining Corporation and Genex Exploration Corp. (the “Subsidiaries”), the Company does not have any material interest in any person, company, partnership, joint venture or other business organization.  Each of the Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own its assets and conduct its business as currently owned and conducted by it and is qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect in respect of the Company.  The Company’s ownership interest in each of the Subsidiaries is disclosed in the Company Disclosure Statement.  All of the outstanding shares of each of the Subsidiaries are validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all liens, claims or encumbrances.

4.3                          Joint Venture

Except for the joint venture disclosed in the Company Disclosure Statement (the “Joint Venture”), the Company has no interest in any entity that may be characterized as a joint venture.  The Joint Venture is validly existing under the laws of its jurisdiction of incorporation, has full power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties, owned or leased or otherwise held under permit, licence or otherwise, or the nature of its activities, makes such qualification necessary.  The Company beneficially owns directly or indirectly the ownership interests in the Joint Venture as disclosed in the Company Disclosure Statement.  All of the outstanding shares of capital stock and other ownership interests of the Joint Venture are validly issued, fully-paid and non-assessable shares in the capital of the Joint Venture and all such shares owned by the Company are owned free and clear of all material liens, claims or encumbrances.

4.4                          Compliance with Laws and Licences

Each of the Company, each Subsidiary and the Joint Venture has complied with and is in compliance with all laws and regulations applicable to the operation of their respective businesses and, except where failure so to comply would not, individually or in the aggregate, have a Company Material Adverse Effect, each of them has all licences, permits, orders or approvals of, and has made all required registrations with, any governmental or regulatory body that is required in connection with the ownership of their respective assets or the conduct of their respective operations and each of the Company, each Subsidiary and the Joint Venture has fully complied with and is in compliance with all such licences, permits, orders, approvals and registrations, except where failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect.  None of the Company, any Subsidiary or the Joint Venture has received any notice, whether written or oral, of revocation or non-renewal of any such licences, permits, orders, approvals or registrations, or of any intention of any government or regulatory authority to revoke or refuse to renew any of such licences, permits, orders, approvals or registrations, and to the best of the knowledge of the Company, each Subsidiary and the Joint Venture, all such licences, permits, orders, approvals and registrations shall continue to be effective and any required renewals thereof shall be available in order for the Company, each Subsidiary and the Joint Venture to continue to conduct their respective businesses as they are currently being conducted and in accordance with the existing plans of the Company, each Subsidiary and the Joint Venture, except that none of the Company, any Subsidiary or the Joint Venture has applied for any mining licence under applicable laws.  None of the Company, any Subsidiary or the Joint Venture is in conflict with, or in default (including cross defaults) under or in violation of (a) its articles or by-laws or equivalent organizational documents, or (b) any agreement or understanding to which it or by which any of its properties is bound or affected, except for any conflict, default or breach, which would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.5                          Capitalization

The authorized equity capital of the Company consists of an unlimited number of Company Shares.  As at the date hereof, 75,400,774 Company Shares (and no other shares) are issued and outstanding and all such shares are fully-paid and non-assessable shares.  In addition, as of the date hereof, there are outstanding 4,204,750 Options and 250,000 Warrants providing for the issuance of 4,454,750 Company Shares upon the exercise thereof, the details of which are disclosed in the Company Disclosure Statement all of which Options are “in-the-money”, and all of which options were issued under the Stock Option Plan).  Except as described in the immediately preceding sentence, there are no options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of the Company, any Subsidiary or the Joint Venture to issue or sell any shares of any capital stock of the Company, any Subsidiary or the Joint Venture or securities or obligations of any kind convertible into or exchangeable for any shares or other securities of the Company, any Subsidiary or the Joint

Venture or any other person, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Company, any Subsidiary or the Joint Venture.  The holders of outstanding Company Shares are not entitled to pre-emptive or other similar rights.

4.6                          Authority Relative to this Agreement

The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the performance by the Company of its obligations hereunder, other than the approval of the Directors’ Circular by the Board of Directors.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable by the Offeror against the Company in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.  The execution and delivery by the Company of this Agreement and performance by it of its obligations hereunder and the completion of the Offer will not:

(a)           violate, conflict with or result in a breach of any provision of:

(i)            the Company Governing Documents or the certificate of incorporation or by-laws of any Subsidiary or the Joint Venture;

(ii)           any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit to which the Company, any Subsidiary or the Joint Venture is bound; or

(iii)          any law, regulation, order, judgment or decree to which the Company, any Subsidiary or the Joint Venture is subject or by which the Company, any Subsidiary or the Joint Venture is bound, except for any violation, conflict or breach which would not individually or in the aggregate, have a Company Material Adverse Effect;

(b)           except as disclosed in the Company Disclosure Statement, give rise to any right of termination, or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity, under any indenture, deed of trust, mortgage, bond, instrument, licence, permit or material agreement to which the Company, any Subsidiary or the Joint Venture is bound; or

(c)           give rise to any rights of first refusal or change in control or influence or any restriction or limitation under any such agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit, or result in the imposition of any encumbrance, charge or lien upon any of the Company’s assets or the assets of any Subsidiary or the Joint Venture.

Other than in connection with or in compliance with the provisions of applicable law and rules of the TSX and the AMEX, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by the Company of its obligations under this Agreement.

4.7                          Material Agreements

Except as referred to in the Public Documents, there are no agreements material to the conduct of the business of the Company, any Subsidiary or the Joint Venture.  No approval or consent of any person is needed in order that such agreements continue in full force and effect following consummation of the transactions contemplated hereby.

4.8                          Shareholder Rights Plan

The shareholder rights plan agreement (the “Shareholder Rights Plan”) dated May 4, 2006 between the Company and Computershare Investor Services Inc. was approved by a majority of the Shareholders on June 22, 2006 and is in full force and effect, unamended, at the date hereof.  As at the date hereof, the Board of Directors has not waived the application of the Shareholder Rights Plan to or in respect of any transaction or proposed or potential transaction.

4.9                          Shareholder and Similar Agreements

The Company is not party to any (a) shareholder, pooling, voting trust or other agreements relating to the issued and outstanding shares of the Company, any Subsidiary or the Joint Venture, or (b) written agreements or understanding with any director or officer of the Company, any Subsidiary or the Joint Venture or, to the knowledge of the Company, any Subsidiary or the Joint Venture, oral agreements or understandings with such individuals.

4.10                        Filings

(a)           The Company is a reporting issuer in each of the provinces of Canada (and in no other jurisdiction in Canada) and is subject to reporting requirements under the Exchange Act.  The Company is not subject to reporting requirements of any jurisdiction outside Canada and the United States.  The Company is not in default in the performance any of any of its obligations under legislation of such provinces or the Exchange Act and is in compliance with the applicable rules and regulations of the TSX and the AMEX.

(b)           Documents or information filed by the Company under applicable law, including the Company’s: (a) 2005 Annual Report to Shareholders for the financial year ended December 31, 2005; (b) management information circular dated May 25, 2006 in respect of the annual and special meeting of shareholders held June 22, 2006; (c) the annual information form dated March 30, 2006 for the financial year ended December 31, 2005; (d) interim consolidated financial statements for the nine months ended September 30, 2006; and (e) any material change reports that have been filed by the Company between December 31, 2005 and the date hereof and any such documents or information filed by the Company after the date hereof and before the Effective Time (collectively, the “Public Documents”) were and will be, as of their respective dates, in compliance in all material respects with applicable laws and did and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the respective dates.

4.11                        Books and Records

The books, records and accounts of the Company, each Subsidiary and the Joint Venture: (i) have been maintained in accordance with good business practices on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Subsidiary; and (iii) accurately and fairly reflect the basis for the consolidated financial statements of the Company, in each case, in all material respects.  The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles and (B) to maintain accountability for assets and liabilities.

4.12                        Financial Statements

The audited consolidated balance sheets and related consolidated statements of loss and deficit and cash flows of the Company as at and for the financial year ended December 31, 2005 and the unaudited consolidated balance sheet and consolidated statements of loss and deficit and cash flows of the Company as at and for the periods ended March 31, 2006, June 30, 2006, and September 30, 2006 contained in the Public Documents were prepared in accordance with generally accepted accounting principles in Canada consistently applied and fairly present the consolidated financial condition of the Company at the respective dates indicated and the results of operation of the Company (on a consolidated basis) for the periods covered thereby.

4.13                        Undisclosed Liabilities

Except for severance obligations contingent upon a change of control of the Company as described in the Company Disclosure Statement, none of the Company, any Subsidiary or the Joint Venture has any liabilities or obligations of any nature required to be set forth in a consolidated balance sheet or in the notes to the consolidated financial statements of the Company and the Subsidiaries under Canadian generally accepted accounting principles whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except liabilities or obligations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

4.14                        Interest in Properties

Each of the Company, each Subsidiary and the Joint Venture has good and valid title to all of its properties and assets, free and clear of any material claims or encumbrances.  All such properties and assets are located in Nunavut or, in the case of the Tootsie River property, the Yukon Territory.

4.15                        Absence of Certain Changes or Events

Except as disclosed in the Public Documents, since December 31, 2005: (a) the Company, each of the Subsidiaries and the Joint Venture have conducted their respective businesses only in the usual, ordinary and regular course and consistent with past practice; (b) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Company Material Adverse Effect, has been incurred; and (c) there has not been any event which has had or is reasonably likely to have a Company Material Adverse Effect.

4.16                        No Defaults

None of  the Company, any Subsidiary or the Joint Venture is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under any material contract or agreement to which it is a party which would, if terminated due to such default, individually or in the aggregate, have a Company Material Adverse Effect.

4.17                        Severance and Employment Agreements

(a)           Except as disclosed in the Company Disclosure Statement, none of the Company, any Subsidiary or the Joint Venture has entered into any written or oral agreement or understanding providing for severance or termination payments to any director, officer, employee or consultant in connection with the termination of his or her position or his or her employment following a change in control of the Company.  The details of all such payment requirements, including the amounts and a description of the circumstances in which they must be paid, have been previously provided to Agnico-Eagle and such amounts do not and will not exceed $7 million in the aggregate.

(b)           None of the Company, any Subsidiary or the Joint Venture is a party to any collective bargaining agreement or subject to any application for certification or threatened on apparent union organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current pending or threatened strikes or lock-outs at any of the Company, any Subsidiary or the Joint Venture.

(c)           None of the Company, any Subsidiary or the Joint Venture is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of the Company, threatened, or any litigation, actual or, to the knowledge of the Company, threatened, relating to employment or termination of employment of employees, consultants or independent contractors.

(d)           Each of the Company, each Subsidiary and the Joint Venture has operated in accordance, in all material respects, with all applicable laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or, to the knowledge of the Company, threatened proceedings before any board or tribunal with respect to any of the areas listed herein.

(e)           The Company Disclosure Statement sets out a complete and accurate list of the names of all individuals who are full-time or part-time employees or individuals engaged on contract to provide employment services or sales or other agents or representatives of the Company or any Subsidiary (“Employees”). Such list includes all Employees as at the date hereof including any on lay-off or leave of absence, who have been absent continually from work for a period in excess of one month.

(f)            Except as disclosed in the Company Disclosure Statement, none of the Company, any Subsidiary or the Joint Venture has made any commitment to provide, or any representation in respect of, any general increase in the compensation of any Employees (including any increase pursuant to a Benefit Plan) or any increase in any such compensation or bonus payable to any Employee, or to make any loan to, or to engage in any transaction with, any Employee, except in the usual, ordinary and regular course of business and consistent with past practice.

(g)           All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canadian Pension Plan premiums, accrued wages, salaries and commissions, severance pay and employee benefit plan payments have been reflected in the books and records of the Company. None of the Company, any Subsidiary or the Joint Venture has any material liabilities or any obligations whatsoever in respect of any retired or former Employee.

4.18                        Litigation, Etc.

Except as disclosed or reflected in the Public Documents, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company, any Subsidiary or the Joint Venture or affecting any of their properties or assets before or by any court or governmental or regulatory authority or body which, if adversely determined, is likely to have a Company Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement, nor is the Company aware of any basis for any such claim, action, proceeding or investigation.  None of the Company, any Subsidiary or the Joint Venture is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Company Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement.

4.19                        Environmental

All operations of the Company, each Subsidiary and the Joint Venture have been, and are now, in compliance with all applicable laws or regulations relating to the protection of the environment, employee occupational health or safety or the storage, handling or transportation of hazardous or toxic materials (collectively, “Environmental Laws”), except where the failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect.  None of the Company, any Subsidiary or the Joint Venture is aware of, or is subject to:

(a)           any proceeding, application, order or directive which relates to environmental health or safety matters, and which may require any material work, repairs, construction or expenditures; or

(b)           any written demand or notice, with respect to the breach of any Environmental Laws applicable to the Company or the Subsidiary, including any regulations respecting the use, storage, treatment, transportation, or disposition of any pollutants, contaminant, waste of any nature, hazardous material, toxic substance, dangerous substance or dangerous good as defined in any applicable Environmental Laws, which would, individually or in the aggregate, have a Company Material Adverse Effect.

4.20                        Taxes

(a)           The Company and each Subsidiary have timely filed, or caused to be filed, all Tax Returns required to be filed by them (all of which returns were, to the best of the knowledge of the Company, correct and complete in all material respects) and have, to the best of the knowledge of the Company, paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable (including all instalments on account of Taxes for the current year, that are due and payable by the Company or any Subsidiary whether or not assessed (or reassessed) by the appropriate governmental entity), in each case except for any such Tax Returns or Taxes the non-filing or non-payment of which have not, individually or in the aggregate, had a Company Material Adverse Effect, and the Company has provided adequate accruals in accordance with Canadian generally accepted accounting principles in Canada in its most recently published consolidated financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business.

(b)           There are no proceedings, investigations, audits or Claims now pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary in respect of any Taxes and there are no matters under discussion, audit or appeal with any governmental entity relating to Taxes.

(c)           To the best of the knowledge of the Company, there are no material proposed (but unassessed) additional Taxes and none has been asserted in writing by the Canada Revenue Agency or any other taxing authority, including any sales tax authority, in connection with any of the Tax Returns referred to above, and no waivers of statutes of limitations have been given or requested with respect to the Company or any Subsidiary, in each case except for any such written notices or waivers which, individually or in the aggregate, have not had a Company Material Adverse Effect. No Tax liens have been filed, other than for Taxes not yet due and payable, which, individually or in the aggregate, would have a Company Material Adverse Effect.

4.21                        Fairness Opinions

The Company has received an oral opinion from each of the Financial Advisors that the Offer is fair from a financial point of view to the Shareholders (other than Agnico-Eagle and its affiliates) and each of the Financial Advisors shall provide its written Fairness Opinion, in form and substance satisfactory to Agnico-Eagle, acting reasonably, for inclusion in the Directors’ Circular.

4.22                        Intellectual Property

None of the Company, any Subsidiary or the Joint Venture owns or possesses any intellectual property rights including any patents, copyrights, trade secrets, trademarks, service marks or trade names.

4.23                        Insurance

Policies of insurance in force as of the date hereof naming the Company, any Subsidiary or the Joint Venture as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of the Company, the Subsidiaries and the Joint Venture for which, having regard to the nature of such risk and the relative cost of obtaining insurance, it is in the opinion of the Company, acting reasonably, prudent to seek such insurance rather than provide for self-insurance.  All such policies of insurance shall remain in full force and effect and shall not be cancelled or otherwise terminated as a result of the Offer.

4.24                        Pension and Employee Benefits

(a)           Each of the Company, each Subsidiary and the Joint Venture has complied in all material respects with all the terms of, and all applicable laws in respect of, the pension and other employee compensation and benefit obligations of the Company, the Subsidiary or Joint Venture, as the case may be, including the terms of any funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon the Company, any Subsidiary or the Joint Venture (collectively referred to as the “Benefit Plans”) and all Benefit Plans are, as of the last actuarial valuation for same, fully funded and in good standing with such regulatory authorities as may be applicable.

(b)           No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Benefit Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material taxes, fees, penalties or levies under applicable laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Benefit Plans or their assets which would have a Company Material Adverse Effect.

(c)           None of the Company, any Subsidiary or the Joint Venture has any pension or retirement income plans, and have not made any agreements or promises with respect to same.

(d)           None of the Company, any Subsidiary or the Joint Venture has any stock option plan or similar arrangement other than the Stock Option Plan.  The Company Disclosure Statement sets forth a complete, up-to-date and accurate list of all optionholders under the Stock Option Plan, together with the number of Options granted, the exercise price, vesting provisions and the expiry date thereof.

4.25                        Guarantees

Except as disclosed in the Company Disclosure Statement, none of the Company, any Subsidiary or the Joint Venture has given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness, indemnity or suretyship of other obligations of any person (collectively, “Guarantees”), nor is either of them contingently responsible for any such indemnity or suretyship or obligations other than any Guarantees which, if enforced in accordance with their terms, would not individually or in the aggregate, have a Company Material Adverse Effect, and performance or completion bonds delivered in the usual, ordinary and regular course which, individually or in the aggregate, do not exceed $250,000.  No Claims have been made, and, to the knowledge of the Company, any Subsidiary or the Joint Venture, are threatened, under or in respect of any Guarantee of, or delivered by, the Company, any Subsidiary or the Joint Venture, except for such Claims which, individually or in the aggregate, do not exceed $250,000.

4.26                        Restrictions on Business Activities

There is no agreement, judgment, injunction, order or decree binding upon the Company, any Subsidiary or the Joint Venture that has, or could reasonably be expected to have, the effect of materially prohibiting, restricting or impairing any business practice of the Company, the Subsidiary or the Joint Venture, as the case may be, any acquisition of property by the Company, the Subsidiary or the Joint Venture, as the case may be, or the conduct of business by the Company, the Subsidiary or the Joint Venture, as the case may be, as currently conducted.

4.27                        Change of Control

None of the Company, any Subsidiary or the Joint Venture is a party to any contract, agreement or understanding or any series of contracts, agreements or understandings which could reasonably be expected to have an adverse financial impact on the Company and the Subsidiaries taken as a whole and which contain a “change of control” or similar provision.

4.28                        U.S. Securities Laws

The Company is a “foreign private issuer” within the meaning of Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

4.29                        Real Property

Except as disclosed in the Company Disclosure Statement, neither the Company nor the Subsidiary is the beneficial or registered owner of, nor has either of them agreed to acquire, any real property or any interest in any real property.  Neither the Company nor the Subsidiary is a party to any material lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee, other than the leases disclosed in the Company Disclosure Statement, each of which leases is in good standing and in full force and effect without amendment thereto and neither the Company nor the Subsidiary nor, to the knowledge of the Company, any other party thereto is in breach of any material covenants, conditions or obligations contained therein.

4.30                        Mineral Reserves and Resources

The most recent estimated indicated, measured and inferred mineral resources disclosed in the Public Documents have been prepared and disclosed in all material respects in accordance with accepted engineering practices and all applicable laws.  There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of the Company or the Subsidiary, taken as a whole, from the amounts disclosed in the Public Documents.

4.31                        Related Party Transactions

Neither the Company nor the Subsidiary is indebted to any director, officer, employee of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses).  No director, officer, employee or agent of the Company or the Subsidiary is a party to any loan, contract, arrangement or understanding or other transactions with the Company or the Subsidiary.

ARTICLE 5

CONDUCT OF BUSINESS

5.1                          Conduct of Business by the Company

The Company covenants and agrees that, prior to the earlier (the “Effective Time”) of (i) the appointment or election to the Board of Directors of persons designated by the Offeror who represent a majority of the directors of the Company and (ii) the termination of this Agreement, unless the Offeror shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)           the Company shall, and shall cause each of the Subsidiaries to, conduct its businesses only in, not take any action except in, and maintain its facilities in, the usual, ordinary and regular course of business;

(b)           the Company shall, and shall cause each of the Subsidiaries to, fully cooperate with the Offeror with respect to decisions and expenditures in respect of the exploration, development and maintenance of all of the properties and assets owned and controlled by the Company or the Subsidiaries, provided that the Offeror hereby consents to the Company incurring the expenditures and undertaking the activities set out in Schedule 5.1(b);

(c)           except for transactions involving only the Company and one or more Subsidiary, the Company shall not, and shall cause each of the Subsidiaries not to:

(i)            issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit the Subsidiary to issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber): (A) except for the Options to be granted (and the Company Shares issuable pursuant thereto) that are noted in notes (1), (2) and (3) to Schedule C to the Company Disclosure Statement any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares or other securities of the Company or any Subsidiary (other than pursuant to the exercise of Options, Warrants or other convertible securities currently outstanding); or (B) except in the ordinary course of business, any assets of the Company and the Subsidiary in excess of $100,000 in the aggregate;

(ii)           amend or agree to amend any of the terms of any of the Options or the Warrants, or amend, extend, terminate or otherwise alter (or agree to do any of the foregoing in respect of) any other contractual arrangement of the Company or any Subsidiary, provided that, for greater certainty, the foregoing shall not prevent the Board of Directors from taking, in accordance with Section 2.4, the necessary actions under the Stock Option Plan resulting in any Option held by an optionholder who ceases to be an Eligible Person (as defined in the Stock Option Plan) continuing in effect for the duration of the term of such Option;

(iii)          amend or propose to amend the articles, by-laws or other constating documents of the Company or any Subsidiary;

(iv)          split, combine or reclassify any outstanding Company Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Company Shares;

(v)           redeem, purchase or offer to purchase (or permit any Subsidiary to redeem, purchase or offer to purchase) any Company Shares or other securities of the Company or any shares or other securities of any Subsidiary;

(vi)          reorganize, amalgamate or merge the Company or any Subsidiary with any other person, company, partnership or other business organization whatsoever other than an internal bona fide reorganization of the Company or the Subsidiary (an “Internal Reorganization”);

(vii)         reduce the stated capital of the Company or of any Subsidiary;

(viii)        acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any company, partnership or other business organization or division, or incorporate or form any company, partnership or other business organization or make any investment either by purchase of shares or securities, contributions of capital (other than to a Subsidiary), property transfer or purchase of, any property or assets of any other person, company, partnership or other business organization which individually or in the aggregate are in excess of $100,000;

(ix)           enter into or agree to the terms of any joint venture or similar agreement, arrangement or relationship, including any agreement, arrangement or relationship in respect of the Joint Venture;

(x)            sell, transfer or assign (or permit the Subsidiary to sell, transfer or assign) any interest in any of the mineral properties of the Company or any Subsidiary;

(xi)           except as set out in Schedule 5.1(b), incur or commit to incur any indebtedness for borrowed money (except for borrowing of working capital in the ordinary course of business and consistent with past practice under pre-existing contractual arrangements as in effect on the date hereof), capital expenditures or any other material liability, contractual commitment or obligation or issue any debt securities (for greater certainty, regardless of whether such indebtedness, capital expenditure, liability, commitment, obligation or issuance is contemplated in the Company’s existing business plan or any feasibility study) involving amounts which, individually or in the aggregate, exceed $100,000;

(xii)          endorse or otherwise as an accommodation become responsible for, the obligations of any other person, company, partnership or other business organization, or make any loans or advances;

(xiii)         adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or the Subsidiary other than in connection with an Internal Reorganization;

(xiv)        pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company’s financial statements or incurred in the ordinary course of business consistent with past practice;

(xv)         authorize, recommend, propose or agree to any release or relinquishment of any material contractual right or other material right under any licence or permit;

(xvi)        abandon or fail to diligently pursue any application for any licence, permit, order, authorization, consent, approval or registration; or

(xvii)       waive, release, grant or transfer any rights of value or modify or change in any material respect any existing licence, lease, permit, material contract or other material document, other than in the ordinary course of business consistent with past practice;

(d)           except (i) with the consent of the Offeror, (ii) in connection with the offer letters set forth in Schedule G to the Company Disclosure Statement, (iii) as contemplated in notes (1) and (2) of Schedule I to the Company Disclosure Statement (which, for greater certainty, shall not result in Employee severance costs exceeding $7 million in the aggregate), (iv) for reasonable fees, if any, paid to members of the Special Committee solely in connection with their participation on such committee and (v) annual increases in salary to management and Company employees in the ordinary course of business and consistent with past practice, the Company shall not, and shall cause the Subsidiary not to, enter into or modify any employment, consulting, severance, or similar agreements or arrangements with, or grant any bonuses, salary or fee increases, severance or termination pay to, any officers or directors or, in the case of employees or consultants who are not officers or directors other than as disclosed in the Company’s Public Documents or as provided in the agreements disclosed in the Company Disclosure Statement, take any action other than in the ordinary, regular and usual course of business and consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any bonuses, salary or fee increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

(e)           except as disclosed in the Company Disclosure Statement, the Company shall not, and shall cause the Subsidiary not to, adopt or amend any bonus, profit sharing, incentive, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

(f)            the Company shall use its reasonable best efforts, and shall cause the Subsidiary, to use its reasonable best efforts, to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(g)           the Company shall:

(i)            use its reasonable best efforts, and cause the Subsidiary to use its reasonable best efforts, to preserve intact their respective business organizations, assets (including intellectual property) and goodwill, to maintain their respective real property interests (including title to, leasehold interests in respect of any real property) in good standing, to keep available the services of its and their officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

(ii)           not take any action, or permit the Subsidiary to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Time if then made, and promptly notify the Offeror first immediately orally and then promptly in writing of the occurrence of any Company Material Adverse Effect in the course of its or the Subsidiary’s businesses or in the operation of its or any of the Subsidiary’s properties and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(iii)          not take any action, or permit the Subsidiary to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Time if then made; and

(iv)          promptly notify the Offeror, first immediately orally and then promptly in writing, of the occurrence of any Company Material Adverse Change in the course of its or the Subsidiary’s businesses or in the operation of its or the Subsidiary’s properties and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(h)           except as otherwise specifically described in this Agreement, the Company shall not, and shall not permit the Subsidiary to, authorize or propose, or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other paragraphs of this Section 5.1;

(i)            the Company shall not amend the Shareholder Rights Plan without the prior written consent of the Offeror, such consent not to be unreasonably withheld;

(j)            the Company shall take all further action necessary:

(i)            in order to ensure that the Separation Time (as defined in the Shareholder Rights Plan) does not occur in connection with this Agreement, the Lock-up Agreement or any agreements entered into between the Offeror and each of the directors and officers of the Company in connection with the

Offer contemporaneously herewith, the Offer and any Subsequent Acquisition Transaction; and

(ii)           otherwise to give effect to the waiver, effective immediately prior to the time when the Offeror first takes up Company Shares under the Offer, of the application of the Shareholder Rights Plan to the Offer, any Compulsory Acquisition, any Subsequent Acquisition Transaction and any acquisition of Company Shares thereunder, and any other action taken by the Offeror in furtherance thereof, and to ensure that the Shareholder Rights Plan does not interfere with or impede the success of such transactions.

The Company covenants that it will not waive the application of the Shareholder Rights Plan to any other Acquisition Proposal unless it is a Superior Acquisition Proposal and then only if, in the opinion of the Board of Directors acting in good faith and upon advice of  its legal advisors reflected in the minutes of the Board of Directors, the failure to waive the application of the Shareholder Rights Plan in respect of such Superior Acquisition Proposal would be inconsistent with the fiduciary duties of the Board of Directors;

(k)           the Company and the Subsidiary shall:

(i)            duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)           timely pay all Taxes which are due and payable;

(iii)          not make or rescind any material express or deemed election relating to Taxes;

(iv)          not make a request for a Tax ruling or enter into a closing agreement with any taxing authorities;

(v)           not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes in excess of $100,000 or that would otherwise have a Company Material Adverse Effect; and

(vi)          not change in any material respect any of its methods of reporting losses, deductions or accounting for income tax purposes from those employed in the preparation of its Tax Return for the taxation year ending December 31, 2005, except as may be required by applicable law;

(l)            the Company shall use its reasonable best efforts to satisfy (or cause the satisfaction of) the conditions of the Offer set forth in Schedule 2.1(e) to the extent the same is within its control, and take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to support the Offer, including using its best efforts to:

(i)            obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable law;

(ii)           cooperate with the Offeror to oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affect the Offeror’s ability to consummate the Offer; and

(iii)          cooperate with the Offeror in connection with the performance by it of its obligations hereunder; and

(m)          the Company shall make or cooperate as necessary in the making of all necessary filings and applications under all applicable laws required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws.

5.2                          Conduct of Business by the Offeror

Each of Agnico-Eagle and the Bidco covenants and agrees that, prior to the time the Offeror takes up and pays for Company Shares under the Offer (the “Take-Up Date”):

(a)           Agnico-Eagle shall use its reasonable best efforts, and cause each of its subsidiaries to use its reasonable best efforts, to preserve intact their respective business organizations and goodwill;

(b)           Agnico-Eagle shall not take any action, or permit any of its subsidiaries to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Take-Up Date if then made;

(c)           Agnico-Eagle shall promptly notify the Company orally and in writing of any Agnico-Eagle Material Adverse Change;

(d)           Agnico-Eagle shall not split, combine, reclassify any outstanding Agnico-Eagle Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Agnico-Eagle Shares, other than ordinary course cash dividends;

(e)           Agnico-Eagle shall not redeem, purchase or offer to purchase (or permit any of its subsidiaries to redeem, purchase or offer to purchase) any Agnico-Eagle shares or other securities of Agnico-Eagle, except for any such redemption made pursuant to the terms of outstanding securities and except for any purchase or offer to purchase made pursuant to a normal course issuer bid; and

(f)            Agnico-Eagle shall not reorganize, amalgamate or merge Agnico-Eagle or any of its subsidiaries with any other person, company, partnership or other business organization whatsoever other than an internal bona fide reorganization of Agnico-Eagle or the subsidiary.

5.3                          Covenants of the Offeror

Each of Agnico-Eagle and the Bidco covenants and agrees that, except as contemplated in this Agreement, until the Expiry Time or the day upon which this Agreement is terminated, whichever is earlier:

(a)           it shall use its reasonable best efforts to, prior to or at the time of issue of the Agnico-Eagle Shares to be issued pursuant to the Offer, have declared effective a registration statement on Form F-8, F-80 or F-10 registering such shares under the United States Securities Act of 1933, as amended;

(b)           it shall use its reasonable best efforts to effect the listing of the Agnico-Eagle Shares to be issued pursuant to the Offer on the TSX and the NYSE at the time of issue of such shares;

(c)           it shall not take any action, or refrain from taking any action or permit any action to be taken or not taken inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Offer;

(d)           it shall make or cooperate as necessary in the making of all necessary filings and applications under all applicable laws required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws;

(e)           it shall use its reasonable best efforts to conduct its affairs so all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Expiry Time as if made thereon; and

(f)            it will use its reasonable best efforts to complete the Subsequent Acquisition Transaction referred to in Section 2.6 as soon as reasonably practicable after completion of the Offer.

5.4                          Consent to Certain Actions

If either the Company or the Offeror (the “Requesting Party”) shall be required to obtain the prior written consent of the other (the “Consenting Party”) to any action restricted pursuant to the provisions of Section 5.1 or 5.2, as the case may be, the Requesting Party shall provide a written request to the Consenting Party for the taking of such action and, if the Consenting Party has not responded in writing to the Requesting Party within three business days of the receipt by the Consenting Party of such request, the Consenting Party shall be deemed for the purposes of this Agreement to have consented to the taking of such action.

ARTICLE 6

MISCELLANEOUS

6.1                          Further Assurances

Subject to the conditions herein provided, each party hereto agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and this Agreement, including: (i) the execution and delivery of such documents as the other party hereto may reasonably require, and (ii) obtaining such information, documents or consents required in connection with the preparation of the Bid Circular, and shall use its best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings, including filings under applicable law and submissions of information requested by governmental authorities.  Each of the parties hereto, where appropriate, shall reasonably cooperate with the other party in taking such actions.

6.2                          No Solicitations, Opportunity to Match, Etc.

(a)           On and after the date hereof, the Company and the Subsidiary shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise,

(i)            make, solicit, initiate or encourage (including by way of furnishing information or entering into any form of agreement or understanding), any inquiries from or submissions of proposals or offers from any other person, company, partnership or other business organization whatsoever (including any of its officers, employees, advisors, representatives or agents) relating to any liquidation, dissolution, recapitalization, merger, amalgamation or acquisition or purchase of all or a material portion, on a consolidated basis, of the assets of, or 20% or more of the equity interest (including securities) in, the Company or the Subsidiary or other similar transaction or business combination (any such foregoing proposals or offers being referred to herein as an “Acquisition Proposal”);

(ii)           participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing;

(iii)          withdraw the Board of Directors’ recommendation of the Offer or change such recommendation in a manner that has substantially the same effect as a withdrawal thereof; or

(iv)          approve or recommend any Acquisition Proposal or enter into any agreement related to any Acquisition Proposal made by a third party after the date hereof;

provided, however, that nothing contained in this Section 6.2(a) or any other provision of this Agreement shall prevent the Board of Directors from receiving, considering, negotiating, approving, implementing and recommending to Shareholders any bona fide written Acquisition Proposal made by a third party after the date hereof, for which financing, to the extent required, is then committed or capable of being obtained (as determined reasonably and in good faith by the Board of Directors after consultation with the third party offeror and its Financial Advisor), that was not solicited on or after February 1, 2007 and which did not otherwise result from a breach of this Agreement, in respect of which the Board of Directors determines reasonably and in good faith (after consultation with its Financial Advisor and after receiving advice from its outside legal counsel reflected in the minutes of the Board of Directors to the effect that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors) that such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction more favourable to the Shareholders (other than Agnico-Eagle and its shareholders and affiliates) than the Offer and providing to Shareholders consideration per share greater than the Offer (any such Acquisition Proposal being referred to herein as a “Superior Acquisition Proposal”).

(b)           The Company shall immediately have ceased and caused to be terminated any existing discussions or negotiations with any parties (other than Agnico-Eagle and its affiliates) with respect to any potential Acquisition Proposal.  The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company and such third party are parties, provided that the foregoing shall not prevent the Board of Directors from considering and accepting any Superior Acquisition Proposal that might be made by any such third party if the remaining provisions of this Agreement are complied with.  The Company shall as soon as reasonably practicable request the return and destruction of all information provided to any third parties that have entered into a confidentiality agreement with the Company relating to any potential Acquisition Proposal and shall use all reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

(c)           The Company shall as soon as practicable (but in no event later than 24 hours) following receipt thereof, provide notice to the Offeror of any future bona fide Acquisition Proposal or any request for non-public information relating to the Company or the Subsidiary in connection with such a bona fide Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Company, any member of the Board of Directors or such Subsidiary that it is considering making, or has made, an Acquisition Proposal.  Such notice to the Offeror shall be made, from time to time, first immediately orally and then promptly in writing and need not indicate the identity of the person making such proposal, inquiry or contact, but shall indicate all material terms thereof (for greater certainty, not including the identity of the third party) and such other details of the Acquisition Proposal, enquiry or contact known to the Company as the Offeror may reasonably request.

(d)           If the Company receives a request for material non-public information from a party that proposes to the Company a bona fide Acquisition Proposal and the Board of Directors determines, in the manner contemplated by Section 6.2(a), that such proposal would, if consummated in accordance with its terms, result in a Superior Acquisition Proposal and if, in the opinion of the Board of Directors, acting in good faith and upon the advice of its legal advisors reflected in the minutes of the Board of Directors, the failure to provide such party with access to information regarding the Company would be inconsistent with the fiduciary duties of the Board of Directors, then, and only in such case, the Company may provide such party with access to information regarding the Company as was made available to the Offeror (unless such additional written information is contemporaneously made to the Offeror) subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which is no less favourable to the Company and no more favourable to the counterparty than the confidentiality and standstill provisions of the Confidentiality and Standstill Agreement, provided that the Company delivers a copy of any such confidentiality and standstill agreement (which may be redacted to the extent required to keep the identity of the third party confidential) to the Offeror immediately upon its execution and the Offeror is provided with a list of or copies of the information provided to such person and is immediately provided with access to similar information to which such person was provided.

(e)           Notwithstanding the provisions in Section 6.2(a) above, the Company shall not accept, approve, recommend or enter into any agreement (a “Proposed Agreement”), other than a confidentiality and standstill agreement as contemplated by Section 6.2(d), with any third party providing for or to facilitate any other Acquisition Proposal unless such Acquisition Proposal is likely to, if consummated in accordance with its terms, result in a Superior Acquisition Proposal and then will do so only after the Company provides the Offeror with a copy of any Proposed Agreement, together with a written notice from the Board of Directors regarding the value in financial terms that the Board of Directors has in consultation with the Financial Advisor determined should be ascribed to any non-cash consideration offered under the Proposed Agreement, not less than five (5) business days prior to its proposed execution by the Company.  During such 5 business day period, the Company acknowledges and agrees that the Offeror shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement in order to provide for financial terms at least equivalent to those included in the Proposed Agreement.  The Board of Directors shall review any offer by the Offeror to amend the terms of this Agreement to determine, acting reasonably, in good faith and in accordance with its fiduciary duties, whether the Offeror’s amended Offer provides for financial terms at least equivalent to those included in the Proposed Agreement.  If the Board of Directors so determines, and if the Offer has then been mailed to Shareholders to amend the Offer as provided above prior to 11:59 p.m. (Toronto time) on the 5th business day following the day on which the Proposed Agreement is so provided to the Offeror, the Company covenants:

(i)            not to enter into the Proposed Agreement and support in any way the Superior Proposal reflected in the Proposed Agreement;

(ii)           not to withdraw, modify or change any recommendations regarding the Offer; and

(iii)          to enter into an amending agreement to so amend this Agreement and the Offer.

If the Board of Directors continues to believe, acting in good faith and in the proper discharge of its fiduciary duties (after consultation with its Financial Advisor and after receiving a advice from its outside legal counsel reflected in the minutes of the Board of Directors) that the Acquisition Proposal provided for in the Proposed Agreement continues to be a Superior Acquisition Proposal with respect to the amended Offer, and therefore rejects the amended Offer, the Company shall be entitled to enter into the Proposed Agreement upon payment to the Agnico-Eagle of the amount payable pursuant to Section 7.4.  The Company acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement of this Section 6.2(e) to initiate an additional 5 business day notice period.

(f)            The Company shall ensure that the directors, officers and employees of the Company and the Subsidiary and any investment bankers, counsel or other advisors, representatives or agents retained by the Company are aware of the provisions of this Section, and the Company shall be responsible for any breach of this Section 6.2 by such directors, officers, employees, investment bankers, counsel, advisors, representatives or agents.

6.3                          Notification of Certain Matters

Each party shall give prompt notice to the other of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time; and (b) any failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.4                          Investigation

Upon reasonable notice and subject to the Confidentiality and Standstill Agreement, the Company agrees to continue to provide the Offeror and its representatives with reasonable and immediate access, without disruption to the conduct of the Company’s business, to all books, records, information and files in its possession and control, and access to its personnel on an as reasonably requested basis as well as reasonable and immediate access to the properties of the Company and the Subsidiary, in order to allow the Offeror to conduct such investigations as the Offeror may consider necessary or advisable, for strategic planning, the structuring of any pre-acquisition reorganization and other valid business reasons and further agrees to assist the Offeror in all reasonable ways in any investigations which the Offeror may wish to conduct.  Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of the other party or parties, as applicable, contained in this Agreement or any document or certificate given pursuant hereto.

6.5                          Shareholder Claims

The Company shall not settle or compromise any claim brought by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of the Offeror which shall not be unreasonably withheld or delayed.

6.6                          Directors’ and Officers’ Insurance

In the event that the Offeror purchases Company Shares under the Offer, the Offeror agrees that for the period from the Effective Time until six years after the Effective Time on a “trailing” (or “run-off”) basis, the Offeror will cause the Company or any successor to the Company to maintain the Company’s current directors’ and officers’ insurance policy or an equivalent policy subject in either case to terms and conditions no less advantageous to the directors and officers of the Company than those contained in the policy in effect on the date hereof (“Equivalent Insurance”), for all present and former directors and officers of the Company, covering claims made prior to or within six years after the Effective Time; provided that such insurance is available at a cost that is not greater than 200% of the cost to the Company of such insurance as at the date hereof.  The provisions of this Section 6.6 are intended to be for the benefit of and will be enforceable by each insured party and his or her legal representatives and shall survive the termination of this Agreement as a result of the occurrence of the Effective Time.

6.7                          Directors’ and Officers’ Indemnification

The Offeror shall cause the Company (or its successor) to indemnify the directors and officers of the Company to the fullest extent to which the Offeror and the Company are permitted to indemnify such officers and directors under their respective articles and by-laws, and applicable law and contracts of indemnity from all claims in connection with the Company and the transactions contemplated under this Agreement for a minimum period of six years following the completion of the Offer.  The provisions of this Section 6.7 are intended to be for the benefit of and will be enforceable by each indemnified party and his or her legal representatives and shall survive the termination of this Agreement as a result of the occurrence of the Effective Time.

6.8                          Transaction Structuring and Alternative Transaction

(a)           The Offeror and the Company agree to cooperate in good faith and to take all reasonable steps and action after the date hereof, as are not adverse to the party requested to take any such step or action, to complete the Offer and the other transactions contemplated hereby in a manner which is most tax effective for the parties hereto and the Shareholders.

(b)           In addition, in the event that the Offeror concludes that it is necessary or desirable to proceed with another form of transaction (such as a plan of arrangement or amalgamation) whereby the Offeror or its affiliates would effectively acquire all of the Company Shares within the same time periods and on economic terms and other terms and conditions (including tax treatment) and having consequences to the Company and its Shareholders which are equivalent to or better than those contemplated by this Agreement (an “Alternative Transaction”), the Company agrees to support the completion of such Alternative Transaction in the same manner as the Offer and shall otherwise fulfill its covenants contained in this Agreement in respect of such Alternative Transaction.

6.9                          Required Securities Laws Compliance

The Offeror will promptly take such action, including obtaining any exemption orders, consent or approvals and filing any such documents, as may be required under applicable securities laws to permit the Offeror to make the offer and perform the Offeror’s other obligations hereunder.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1                          Termination

This Agreement may be terminated by notice in writing at any time prior to the Effective Time (unless otherwise stated):

(a)           by mutual consent of the Offeror and the Company;

(b)           by the Company, if the Offeror does not mail the Offer within the time contemplated by Section 2.1(c);

(c)           by either the Offeror or the Company at any time, if the other party is in default of any material covenant or obligation under this Agreement or if any representation or warranty of the other party under this Agreement which is qualified as to materiality is untrue or incorrect, or is not so qualified is untrue or incorrect in any material respect, and the event or matter that makes such representation or warranty untrue or incorrect has had or is likely to have a Company Material Adverse Effect or Agnico-Eagle Material Adverse Change, as the case may be, provided that the non-defaulting party shall be required to deliver written notice to the defaulting party specifying in reasonable detail all defaults or breaches of covenants, representations and warranties or other matters which such non-defaulting party is asserting as the basis for the right of termination and shall be entitled to terminate this Agreement pursuant to this Section 7.1(c) only if such default or breach shall not have been cured at the earlier of the Expiry Time and the close of business on the third business day after the delivery of such notice;

(d)           by the Offeror at any time on or after March 6, 2007, if any condition to making the Offer is not satisfied or waived by such date other than as a result of the Offeror’s default hereunder;

(e)           by the Offeror if, prior to the termination of the Offer, the Board of Directors withdraws its recommendation regarding the Offer or fails to publicly affirm its approval or recommendation of the Offer within five calendar days of any written request to do so from the Offeror;

(f)            by the Offeror for any reason if the Minimum Tender Condition shall not be satisfied or any other condition of the Offer shall not be satisfied or waived by the

Offeror at the Expiry Time and the Offeror shall not elect to waive such condition or extend the Offer other than as a result of the Offeror’s default hereunder;

(g)           by the Offeror if, prior to the termination of the Offer, the Company receives an Acquisition Proposal which is a Superior Acquisition Proposal and the Board of Directors withdraws, modifies or changes its recommendation regarding the Offer in accordance with Section 6.2(e);

(h)           by the Offeror or the Company upon payment to Agnico-Eagle of the payment contemplated by Section 7.4, if the Company enters into a Superior Proposal Agreement; and

(i)            by the Offeror or the Company upon payment to Agnico-Eagle of the payment contemplated by Section 7.4, if the Offeror elects not to match a Proposed Agreement in accordance with the terms of Section 6.2.

7.2                          Amendment

This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

7.3                          Waiver

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party thereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

7.4                          Termination Fee and Expense Reimbursement

(a)           Agnico-Eagle shall be entitled to a termination fee in the amount of $21,000,000 (the “Termination Fee”), representing approximately 3% of the aggregate value of the consideration payable under the Offer, upon the occurrence of any of the following events (each a “Termination Fee Event”), which shall be paid to Agnico-Eagle by the Company within the period of time specified in respect of each such Termination Fee Event (provided there shall be no duplication of the Company’s obligation to pay the Termination Fee under this Section 7.4(a) if more than one of the events specified herein should occur):

(i)            the Board of Directors shall for any reason, unless there shall have occurred an Agnico-Eagle Material Adverse Change, have (A) withdrawn its recommendation in favour of the Offer or changed its recommendation in a manner adverse to the Offeror or that has substantially the same effect as the withdrawal thereof, or (B) approved or recommended acceptance of any Acquisition Proposal or (C) resolved to do any of the foregoing prior to the Expiry Time, in which case the Termination Fee shall be paid to the Agnico-Eagle on the second business day following such action; or

(ii)           prior to the Expiry Time, the Board of Directors shall have failed to reaffirm its recommendation of the Offer by press release within 48 hours after the public announcement or commencement of any Acquisition Proposal (or in the event that the Offer is scheduled to expire within such 48 hours prior to the scheduled expiry of the Offer), in which case the Termination Fee shall be paid to Agnico-Eagle on the second business day following the expiry of such 48 hour period; or

(iii)          the Company shall have recommended or approved the acceptance of an Acquisition Proposal, in which case the Termination Fee shall be paid to Agnico-Eagle on the second business day following such action; or

(iv)          prior to the Expiry Time, an Acquisition Proposal which is a Superior Acquisition Proposal is publicly announced or any person has publicly announced an intention to make an Acquisition Proposal and, such Acquisition Proposal either has been accepted or has not expired, been withdrawn or been publicly abandoned, and (i) the Offer is not completed as a result of the Minimum Tender Condition not having been met and (ii) and such Acquisition Proposal is completed within the nine-month period following the Expiry Time, in which case the Termination Fee shall be paid to Agnico-Eagle on the second business day following the acquisition of any Company Shares under any such Acquisition Proposal; or

(v)           prior to the Expiry Time, the Company enters into a Superior Proposal Agreement in accordance with Section 6.2(c) in which case the Termination Fee shall be paid to Agnico-Eagle on the second business day following the entering into of the Superior Proposal Agreement; or

(vi)          prior to the Expiry Time, this Agreement shall have been terminated by either the Offeror or the Company pursuant to Section 7.1(i) as a result of the Offeror having elected not to amend this Agreement and the Offer in accordance with Section 6.2(e), in which case the Termination Fee shall be paid to Agnico-Eagle on the second business day following the day on which this Agreement is so terminated.

(b)           The Company shall pay such amount (the “Expense Reimbursement Amount”) as is required to reimburse the Offeror for all reasonable costs and expenses incurred by it in connection with the Offer, including all reasonable fees, costs and expenses of its legal, financial, auditing, professional and other advisors and all other reasonable costs and expenses whatsoever or howsoever incurred, in connection with the Offer, up to a maximum of $15 million, including, for greater certainty, all costs and expenses incurred in connection with hedging arrangements entered into by Agnico-Eagle in respect of the Company’s CAD put and call options in respect of 420,000 oz. of gold or the forbearance agreements in respect thereof entered into by Agnico-Eagle and the option counterparties, if the Offer is not completed in accordance with the conditions set out in Schedule 2.1(e) as a result of the Company being in material default of any covenant or obligation under this Agreement or as a result of (i) any representations or warranties of the Company under this Agreement which is qualified as to materiality being untrue or incorrect in any respect or (ii) any representation or warranty not qualified as to materiality being untrue or incorrect in any material respect and the event and matter that makes such representation or warranty untrue or incorrect has had or is likely to have a Company Material Adverse Effect, in which case the Termination Fee shall be paid to Agnico-Eagle on the second business day following the Expiry Time.

(c)           The Termination Fee or the Expense Reimbursement Amount, as applicable, shall be paid by the Company by way of wire transfer in immediately available funds to an account specified by Agnico-Eagle.

7.5                          Effect of Termination

If this Agreement is terminated as provided in Section 7.1, there shall be no liability or further obligation on the part of any party hereto or any of their respective shareholders, officers or directors, except for any payment owed under Section 7.4 and any liability arising from a breach of any representations or warranties in this Agreement, a breach or non-performance of any covenants in this Agreement or fraud.

ARTICLE 8

GENERAL PROVISIONS

8.1                          Brokers

The Offeror and the Company represent and warrant to each other that, except for the financial advisors to the Offeror for whose fees and expenses the Offeror shall be solely liable, and the Financial Advisors, for whose fees and expenses the Company shall solely be responsible, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or any similar transaction based upon arrangements made by or on behalf of the Company.  The Company has a correct and complete copy of all agreements between the Company or any subsidiary or affiliate thereof and the Financial Advisors relating to the payment of fees and expenses to it.

8.2                          Public Statements

Except as required by applicable law or applicable stock exchange requirements, none of Agnico-Eagle, the Bidco or the Company shall make any public announcement or statement with respect to the Offer or this Agreement without the approval of the Company or Agnico-Eagle, respectively, such approval not to be unreasonably withheld or delayed except to the extent necessary to comply with law or applicable stock exchange requirements.  Moreover, in any event, to the extent practicable given time constraints, each party agrees to give prior notice to the other of any public announcement relating to the Offer, the Lock-up Agreement or affairs of the Company, and agrees to consult with each other prior to issuing each such public announcement and promptly after the entering into of this Agreement, it shall issue a press release announcing the entering into of this Agreement and in the case of the Offeror, its intention to make the Offer, which press release shall, in such case, be satisfactory in form and substance to the other party, acting reasonably.

8.3                          Notices

All notices, consents, waivers, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person.  The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, if sent by mail the date of receipt thereof, or if sent by facsimile transmission the date of such transmission.

If to Agnico-Eagle or the Bidco:

Agnico-Eagle Mines Limited

145 King Street East

Suite 500

Toronto, ON  M5C 2Y7

Phone:             (416) 947-1212

Fax:                  (416) 367-4681

Attention:       Don Allan

Senior Vice-President, Corporate Development

With a copy to:

Davies Ward Phillips & Vineberg LLP

44th Floor

1 First Canadian Place

Toronto, ON  M5X 1B1

Phone:             (416) 863-0900

Fax:                  (416) 863-0871

Attention:       Patricia Olasker

If to the Company:

Cumberland Resources Ltd.

Suite 950-505 Burrard Street

Box 72

One Bentall Centre

Vancouver, BC  V7X 1J1

Phone:             (604) 608-2557

Fax:                   (604) 608-2559

Attention:       Kerry M. Curtis

With a copy to:

Gowling Lafleur Henderson LLP

Suite 2300, Four Bentall Centre

1055 Dunsmuir Street

P.O. Box 49122

Vancouver, B.C.

V7X 1J1

Fax:                   (604) 689-8610

Attention:       Louis Montpellier

8.4                          Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

8.5                          Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party’s anticipated benefits under this Agreement.

8.6                          Entire Agreement, Assignment and Governing Law

(a)           This Agreement and the Confidentiality and Standstill Agreement (together with all other documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.  Notwithstanding the foregoing, in the event of any inconsistency between the terms and provisions of this Agreement and those contained in the Confidentiality and Standstill Agreement, the terms and provisions of this Agreement shall prevail.

(b)           This Agreement: (a) is not intended to confer upon Shareholders or any other person not a party hereto any rights or remedies; (b) shall not be assigned by operation of law or otherwise, except that the Offeror may assign all or any portion of its rights under this Agreement to any affiliate of Agnico-Eagle, but no such assignment shall relieve the Offeror of its obligations hereunder; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof.

8.7                          Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement.

AGNICO-EAGLE MINES LIMITED

by	/s/ Sean Boyd
	Name:	Sean Boyd
	Title:	Vice-Chairman and Chief
Executive Officer

/s/ Don Allan
	Name:	Don Allan
	Title:	Senior Vice-President,
Corporate Development

AGNICO-EAGLE ACQUISITION
CORPORATION

by	/s/ Sean Boyd
	Name:	Sean Boyd
	Title:	President

/s/ Don Allan
	Name:	Don Allan
	Title:	Vice-President

CUMBERLAND RESOURCES LTD.

by	/s/ Kerry M. Curtis
	Name:	Kerry M. Curtis
	Title:	President and Chief
Executive Officer

/s/ Mike Carroll
	Name:	Mike Carroll
	Title:	Chief Financial Officer

SCHEDULE 2.1(e)

Conditions to the Offer

Subject to the provisions of the Support Agreement to which this schedule is attached (the “Agreement”) or of the Offer, the Offeror shall have the right to withdraw or terminate the Offer (or amend the Offer to postpone taking up and paying for any Company Shares deposited under the Offer), and shall not be required to accept for payment, take up, purchase or pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, any Company Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)           there shall have been validly deposited under the Offer and not withdrawn that number of Company Shares as together with the Company Shares owned by Agnico-Eagle and any affiliates constituting:

(i)    at least 66-2/3% of the Company Shares calculated on a fully-diluted basis (the “Minimum Tender Condition”); and

(ii)   50% plus one of the Company Shares calculated on a fully-diluted basis the votes attached to which would be included in the minority approval of a second-step business combination pursuant to Policy Statement Q-27 and Rule 61-501;

(b)           all regulatory approvals, reviews or decisions (including those of any stock exchanges or other securities regulatory authorities and including the Competition Act Approval) which, in the Offeror’s judgment, acting reasonably, are necessary or desirable in connection with the Offer (including a Subsequent Acquisition Transaction) shall have been obtained on terms satisfactory to the Offeror;

(c)           (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied:

(A)          to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by or the sale to the Offeror of the Company Shares or the right of the Offeror to own or exercise full right of ownership of the Company Shares; or

(B)           which, if the Offer were consummated, could, in the Offeror’s reasonable judgment constitute a Company Material Adverse

Effect or materially adversely affect the Offeror’s ability to effect a Subsequent Acquisition Transaction;

(d)           there shall not exist any prohibition at law against the Offeror making the Offeror take up and pay for any shares deposited under the Offer;

(e)           there shall not exist or have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally by way of press release and material change report or to the Offeror in writing) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licences, permits, rights, privileges or liabilities, whether contractual or otherwise, of the Company or any of its subsidiaries, associates or entities which, in the Offeror’s judgment, would reasonably be expected to have a Company Material Adverse Effect or may be considered to be significant to a purchaser of Company Shares;

(f)            the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings) in any document filed by or on behalf of the Company with any regulatory authority in Canada or elsewhere, including any annual report, financial statements, material change report, press release or management proxy circular or in any document so filed or released by the Company to the public;

(g)           the Board of Directors of the Company shall not have withdrawn any recommendation made by it that holders of Company Shares accept the Offer or changed any such recommendation in a manner that has substantially the same effect or issued a recommendation that holders of Company Shares not accept the Offer;

(h)           the Board of Directors shall have waived, suspended or otherwise rendered the Shareholder Rights Plan ineffective with respect to the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction and any acquisition of Company Shares thereunder and any other actions taken by the Offeror in furtherance thereof;

(i)            the Company shall not have entered into a Proposed Agreement;

(j)            the Company shall have complied in all material respects with its covenants and obligations under this Agreement to be complied with at or prior to the Expiry Time and all representations and warranties of the Company under this Agreement shall be true and correct in all material respects as if made at such time except for those expressly stated to speak as of an earlier time;

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(k)           there shall have not occurred, developed or come into effect or existence any effect, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, government regulation, enquiry or other occurrence of any nature whatsoever which, in the opinion of the Offeror, materially adversely affects or involves the financial markets in Canada or the United States generally or the financial condition, business, operations, assets, affairs or prospects of the Company or any of its subsidiaries, associates or entities; and

(l)            the Lock-up Agreement shall not have been terminated.

The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition or may be waived by the Offeror in whole or in part at any time and from time to time in its sole discretion, without prejudice to any other rights which the Offeror may have.  The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.  Any determination by the Offeror concerning the events described in the foregoing conditions shall be final and binding on all parties hereto.

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